Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-170385, 333-170385-01 and 333-179821 on Forms S-3, and Registration Statement Nos., 333-127812, 333-107743, 333-166888, 333-170706 and 333-181461 on Forms S-8 of our reports dated February 19, 2013, relating to the consolidated financial statements and financial statement schedules of NiSource Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 19, 2013